SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

         / /     Preliminary Proxy Statement

         / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         / /     Definitive Proxy Statement

         /X/     Definitive Additional Materials

         / /     Soliciting  Material  Pursuant  to  Section   240.14a-11(c)  or
                 Section 240.14a-12


                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 WHX CORPORATION
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                   (Name of Persons(s) Filing Proxy Statement)

         Payment of Filing Fee (Check the appropriate box):

         /X/     No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

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         (2)     Aggregate number of securities to which transaction applies:

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         (3)     Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11:


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         (4)     Proposed maximum aggregate value of transaction:


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         (5)     Total fee paid:
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         / /     Fee paid previously with preliminary materials:
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         / /     Check  box if any  part of the fee is  offset  as  provided  by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount Previously Paid:

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         (2)     Form, Schedule or Registration Statement No.:

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         (3)     Filing Party:

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         (4)     Date Filed:

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
                                [WHX LETTERHEAD]

May 21, 1999


Dear Fellow Stockholder:

WHX announced yesterday that it increased its offer for your shares to $11.50 cash per share, clearly demonstrating again its commitment to maximizing stockholder value for ALL Global stockholders. But we need your support to ensure that you realize the benefits of our campaign. We urge you to vote the BLUE card FOR election of the WHX Nominee and the WHX Proposals TODAY.

                      TIME IS CRITICAL -- DON'T BE FOOLED!

The May 28th Annual Meeting is just one week away. THIS MAY BE YOUR ONLY CHANCE TO ELECT A DIRECTOR COMMITTED TO MAXIMIZING THE VALUE OF YOUR INVESTMENT IN GLOBAL -- WE URGE YOU NOT TO LET IT SLIP BY. Due to the company's anti-takeover provisions and its "classified board," if the WHX Nominee is not elected, Global stockholders would be powerless to cause the Board to accept any offer not approved by the Board--no matter how high the price--for at least two years.

On the other hand, a vote NOW FOR the WHX Nominee on the BLUE card will accomplish three critical steps toward maximizing value for ALL stockholders:

1. ELECTING THE WHX NOMINEE NOW WILL SEND A STRONG MESSAGE TO THE BOARD THAT YOU WILL NOT STAND FOR FURTHER EXCUSES, PROCRASTINATION AND CONFUSION. The company itself can't seem to get its story straight on the status of its "discussions." Tell them NOW that they must commit to selling the company promptly to the highest bidder for the benefit of Global stockholders.

2. ELECTING THE WHX NOMINEE NOW WILL PROVIDE YOU WITH AN ADVOCATE ON THE BOARD WITH A STRONG TRACK RECORD OF MAXIMIZING STOCKHOLDER VALUE. Remember, in 1995, WHX waged a proxy fight to represent stockholder interests on Teledyne's Board and pushed for sale of the company. A year later, with Ron LaBow on the Board, Teledyne was sold to a third party for a substantial premium. In March 1998, WHX acquired Handy & Harman for $35.25 per share, a premium of more than 58% over the trading price of the shares on the day before announcement of the offer. In March 1997, WHX offered to purchase Dynamics Corporation for $40.00 per share. When the company was sold to CTS Corporation for $56.25 per share stockholders ultimately realized a gain of 70% from the trading price of the shares on the day immediately prior to WHX's offer.

       As a current owner of approximately 9.8% of Global, WHX believes its interests are directly aligned with yours. We believe that current management's recent actions in lowering the poison pill threshold, repricing stock options, and awarding themselves lucrative golden parachutes demonstrates all too clearly whose interests they serve.

3. ELECTING THE WHX NOMINEE NOW WILL PROVIDE YOU WITH LEVERAGE FOR THE FUTURE. If the Board is not effective in maximizing value within the next year, you will have the opportunity to take control of the Board at the next Annual Meeting, when two seats will be up for election. Under the company's current charter provisions, THERE IS NO OTHER WAY TO MAKE SURE YOUR VOICE IS HEARD.

                    THE VALUE OF YOUR INVESTMENT IS AT STAKE!

           PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE CARD TODAY!

Thank you for your support.

Sincerely,


/s/ Ronald LaBow
---------------------
Ronald LaBow
Chairman

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                                 TIME IS SHORT!

               If you need assistance in the last-minute voting of your shares, please contact the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED
                            TOLL-FREE: (888) 750-5834
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833


       REMEMBER--IF YOU HAVE ALREADY VOTED, OR WISH TO CHANGE YOUR VOTE, YOU HAVE EVERY RIGHT TO DO SO.

                      ONLY YOUR LATEST-DATED PROXY COUNTS!

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